Exhibit 23.7

19 April 2007

China Sunergy Co. Ltd.

No. 88 Shengtai Road

Nanjing City

Jiangsu Province

The PRC

RE: Consent of Sallmanns (Far East) Limited

We understand that China Sunergy Co., Ltd. plans to file an amended registration statement on Form F-1 (“Registration Statement”) with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein of our name and the data set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation Expenses” hereto sourced from the publications of Sallmanns (Far East) Limited.

Yours faithfully

For and on behalf of

Sallmanns (Far East) Limited

/s/ Simon MK Chan

Simon MK Chan

CPA

Director